Exhibit 99.1

                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                 Contacts:
New York, N.Y. 10022                                       ---------
                                                           James N. Fernandez
                                                           (212)230-5315
                                                           Mark L. Aaron
                                                           (212)230-5301



              TIFFANY ANNOUNCES 25% INCREASE IN QUARTERLY DIVIDEND;
              -----------------------------------------------------
                  ACTION MARKS THE SECOND INCREASE OF THE YEAR
                  --------------------------------------------

New York, N.Y., August 16, 2007 - Tiffany & Co. (NYSE: TIF) reported that its Board of Directors has declared a 25% increase in the quarterly dividend rate on its Common Stock. This action increases the rate from $0.12 per share per quarter to a new rate of $0.15 per share per quarter, or $0.60 per share on an annualized basis. The dividend will be paid on October 10, 2007 to stockholders of record on September 20, 2007.

Michael J. Kowalski, chairman and chief executive officer, said, "Three months ago we announced a 20% increase in the dividend rate, which represented the fifth consecutive annual increase. After further consideration of Tiffany's performance, financial strength and long-term potential for generating strong earnings and cash flow, the Board concluded that increasing the dividend payout ratio was appropriate."

Company Description
-------------------
Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or trade names other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

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